Exhibit 99.1

Laboratory Corporation of America® Holdings
358 South Main Street
Burlington, NC 27215
Telephone:  (336) 584-5171
www.labcorp.com

FOR IMMEDIATE RELEASE
Contact:   Stephen Anderson - 336-436-5274
  Investor@labcorp.com

LABORATORY CORPORATION OF AMERICA® HOLDINGS
ANNOUNCES 2010 FIRST QUARTER RESULTS

3.3% Revenue Growth, Despite Severe Weather,
Drives Adjusted EPS of $1.30

Burlington, NC, April 21, 2010 — Laboratory Corporation of America® Holdings (LabCorp®) (NYSE: LH) today announced results for the quarter ended March 31, 2010.

First Quarter Results
Net earnings were $132.7 million, compared to $132.8 million in the first quarter of 2009. Earnings per diluted share (EPS) were $1.25 compared to $1.22 in 2009. Earnings per diluted share, excluding restructuring and other special charges recorded in 2010 (Adjusted EPS) were $1.30 compared to $1.22 in 2009.

Operating income was $234.2 million. Operating income, excluding restructuring and other special charges (Adjusted Operating Income) was $243.5 million, or 20.4% of net sales.

Revenues for the quarter were $1,193.6 million, an increase of 3.3%.  Testing volume, measured by requisitions, decreased 3.0% and revenue per requisition increased 6.4%.  Excluding the consolidation of the Company’s Ontario, Canada joint venture, revenue increased 2.2%, testing volume decreased by 3.3% and revenue per requisition increased 5.7%.

During the quarter inclement weather had a significant impact on the Company’s results, reducing volumes by an estimated 1.3%, revenue by approximately $23 million and EPS by approximately eight cents.  The continuing impact of two large government contracts terminated during 2009

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reduced volume by an additional 2.4%.  Excluding the impact from weather and lost contracts, volume increased 0.4% in the quarter.

Operating cash flow for the quarter was $232.0 million, net of $14.5 million in transition payments to UnitedHealthcare.  The balance of cash at the end of the quarter was $172.2 million, and there was $20.0 million outstanding under the Company’s $500.0 million revolving credit facility.  During the quarter, the Company repurchased $105.7 million of stock, representing approximately 1.4 million shares.

The Company recorded pre-tax restructuring and other special charges of $9.3 million during the first quarter of 2010, relating to severance payments and the closing of redundant and underutilized facilities as well as the write-off of development costs incurred on systems abandoned during the quarter.

“Despite unprecedented severe weather throughout the country, we delivered strong earnings and generated significant free cash flow.  We are pleased with our performance and continue to focus on delivering profitable growth,” said David P. King, Chairman and Chief Executive Officer.

Outlook for 2010
The Company is reaffirming its 2010 guidance, expecting revenue growth of approximately 2.5% – 4.5%; Adjusted EPS in the range of $5.35 to $5.55, excluding the impact of any share repurchase activity after March 31, 2010; operating cash flow of approximately $870 million, excluding any transition payments to UnitedHealthcare; and capital expenditures of approximately $135 million.

Use of Adjusted Measures
The Company has provided in this press release “adjusted” financial information that has not been prepared in accordance with GAAP. The Company believes these adjusted measures are useful to investors, as a supplement to, but not as a substitute for, GAAP measures, in evaluating the Company’s operational performance, and that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating operating results and trends, and in comparing the Company’s financial results with other companies. Reconciliations of these non-GAAP measures to the most comparable GAAP measures are included in the tables accompanying this press release.

The Company today is filing an 8-K that will include additional information on its business and operations.  This information will also be available on the Company's Web site. Analysts and investors are directed to this 8-K and the Web site to review this supplemental information.

A conference call discussing LabCorp's quarterly results will be held today at 9:30 a.m. Eastern Time and is available by dialing 800-599-9829 (617-847-8703 for international callers).  The access code is 88174891.  A telephone replay of the call will be available through April 28, 2010 and can be heard by dialing 888-286-8010 (617-801-6888 for international callers). The access code for the replay is 73929171.  A live online broadcast of LabCorp’s quarterly conference call on April 21, 2010 will be available at http://www.labcorp.com/ or at http://www.streetevents.com/ beginning at 9:30 a.m. Eastern Time. This webcast will be archived and accessible continuing through May 21, 2010.

About LabCorp®
Laboratory Corporation of America® Holdings, an S&P 500 company, is a pioneer in commercializing new diagnostic technologies and the first in its industry to embrace genomic testing.  With annual revenues of $4.7 billion in 2009, over 28,000 employees worldwide, and more than 220,000 clients, LabCorp offers clinical assays ranging from routine blood analyses to HIV and genomic testing. LabCorp combines its expertise in innovative clinical testing technology with its Centers of Excellence: The Center for Molecular Biology and Pathology, National Genetics Institute, ViroMed Laboratories, Inc., The Center for Esoteric Testing, Litholink Corporation, DIANON Systems, Inc., US LABS, Monogram Biosciences, Inc. and Esoterix and its Colorado Coagulation, Endocrine Sciences, and Cytometry Associates laboratories. LabCorp conducts clinical trials testing through its Esoterix Clinical Trials Services division. LabCorp clients include physicians, government agencies, managed care organizations, hospitals, clinical labs, and pharmaceutical companies. To learn more about our organization, visit our Web site at: www.labcorp.com.

This press release contains forward-looking statements. Each of the forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace and adverse actions of governmental and other third-party payors.  Actual results could differ materially from those suggested by these forward-looking statements. Further information on potential factors that could affect LabCorp’s financial results is included in the Company’s Form 10-K for the year ended December 31, 2009, and subsequent SEC filings.
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LABORATORY CORPORATION OF AMERICA HOLDINGS
Consolidated Statements of Operations
(in millions, except per share data)

	Three Months Ended
	March 31,
	2010	2009

Net sales	$1,193.6	$1,155.7
Cost of sales	686.7	666.3
Selling, general and administrative	246.0	233.8
Amortization of intangibles and other assets	17.4	15.1
Restructuring and other special charges	9.3	-

Operating income	234.2	240.5

Other income (expense)	(0.6)	(0.5)
Investment income	0.3	0.4
Interest expense	(14.6)	(17.0)
Income from joint venture partnerships	3.8	2.8
Earnings before income taxes	223.1	226.2
Provision for income taxes	86.9	90.4
Net earnings	136.2	135.8
Less net earnings attributable to noncontrolling interest	(3.5)	(3.0)
Net earnings attributable to Laboratory Corporation of America Holdings	$132.7	$132.8

Adjusted Operating Income
Operating Income	$234.2	$240.5
Restructuring and other special charges	9.3	-
Adjusted operating income	$243.5	$240.5

Adjusted EPS
Diluted earnings per common share	$1.25	$1.22
Impact of restructuring and other special charges	0.05	-
Adjusted EPS	$1.30	$1.22

Weighted average shares outstanding	106.5	108.8

LABORATORY CORPORATION OF AMERICA HOLDINGS
Consolidated Balance Sheets
(in millions, except per share data)

	March 31,	December 31,
	2010	2009

Cash and short term investments	$172.2	$148.5
Accounts receivable, net	614.3	574.2
Property, plant and equipment	488.4	500.8
Intangible assets and goodwill, net	3,293.2	3,239.3
Investments in joint venture partnerships	69.2	71.4
Other assets	296.9	325.3
	$4,934.2	$4,859.5

Zero-coupon subordinated notes	$293.7	$292.2
5 1/2% senior notes due 2013	351.2	351.3
5 5/8% senior notes due 2015	250.0	250.0
Term loan and credit facility	432.5	500.0
Other liabilities	1,282.6	1,217.5
Noncontrolling interest	148.6	142.4
Shareholders' equity	2,175.6	2,106.1
	$4,934.2	$4,859.5

Consolidated Statement of Cash Flow Data
(in millions, except per share data)

	For the Three Months Ended
	March 31,	March 31,
	2010	2009

Net cash provided by operating activities	$232.0	$208.9
Net cash used for investing activities	(56.5)	(41.3)
Net cash used for financing activities	(152.9)	(13.1)
Effect of exchange rates on cash	1.1	(1.0)
Net (decrease) increase in cash	23.7	153.5
Cash at beginning of period	148.5	219.7
Cash at end of period	$172.2	$373.2

Free Cash Flow:
Net cash provided by operating activities	$232.0	$208.9
Less: Capital expenditures	(24.5)	(30.7)
Free cash flow	$207.5	$178.2

Notes to Financial Tables

1)
During the first quarter of 2010, the Company recorded net charges of $9.3 million relating to severance payments and the closing of redundant and underutilized facilities as well as the write-off of development costs incurred on systems abandoned during the quarter. The after tax impact of these charges decreased net earnings for the quarter ended March 31, 2010, by $5.7 million and diluted earnings per share by $0.05 ($5.7 million divided by 106.5 million shares).

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